EXHIBIT (J)(2)

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 98 to Registration Statement No. 33-20827 of The RBB Fund, Inc. on Form N-1A of our report dated August 5, 2005 appearing in the Annual Report of Senbanc Fund (the "Fund"), a series formerly of Hilliard Lyons Research Trust, for the year ended June 30, 2005, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Miscellaneous" and "Financial Statements" in the Statement of Additional Information, all of which are a part of such Registration Statement.


/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
August 30, 2005